GORAN CAPITAL INC. - Consolidated                                 Exhibit 11.01
Analysis of Earnings Per Share
US GAAP - Treasury Method

                                                                     Three Months               Three Months
                                                                        Ended                       Ended
                                                                     March 31, 1999             March 31, 1998
                                                                      Restated

Average Price (US $)                                                    $9.64        (A)           $28.76

Proceeds from Exercise of Warrants and Options (US $)                  $204,816      (B)         $9,582,503
                                                                        =======                   =========
Shares Repurchased - Treasury Method                                     21,251    (B)/(A)          333,189
                                                                         ======                     =======
Shares Outstanding - Weighted Average                                 5,876,398                   5,798,750
Add:  Options and Warrants Outstanding(1)                                43,946                     576,304
Less:  Treasury Method - Shares Repurchased                             (21,251)                   (333,189)
                                                                         ------                   ---------
Shares Outstanding for US GAAP Purposes                               5,899,093      (C)          6,041,865
                                                                      =========                   =========
Net Earnings in Accordance with US GAAP                              $  123,000      (D)         $3,517,000
                                                                      =========                   =========
Earnings Per Share - US GAAP - Basic                                      $0.02                       $0.61
                                                                           ====                        ====
Earnings Per Share - US GAAP - Fully Diluted                              $0.02    (D)/(C)            $0.58
                                                                           ====                        ====


Note 1: Only those options with a dilutive effect were included above for the three months ended March 31, 1999. Total options outstanding amounted to 682,572, of which 638,626 options had exercise prices which exceeded $9.64.

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